Exhibit 99.1

Nkarta Reports Fourth Quarter and Full Year 2021 Financial Results and Corporate Highlights

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On track to announce initial Phase 1 clinical trial data from two co-lead programs in 2022

– 1H 2022 - NKX101, a CAR NK cell therapy candidate engineered with NKG2D receptor, in relapsed/refractory acute myeloid leukemia (AML) and higher-risk myelodysplastic syndrome (MDS)

– FY 2022 - NKX019, a CAR NK cell therapy candidate engineered with CD19 receptor, in relapsed/refractory B cell malignancies

SOUTH SAN FRANCISCO, Calif., March 17, 2022 -- Nkarta, Inc. (Nasdaq: NKTX), a clinical-stage biopharmaceutical company developing engineered natural killer (NK) cell therapies to treat cancer, today reported financial results for the fourth quarter and year ended December 31, 2021.

“2021 was a year of solid execution for Nkarta across our two clinical development programs, unique NK cell engineering platform and efficient manufacturing processes,” said Paul J. Hastings, President and CEO of Nkarta. “2022 is set to be a catalyst rich year with clinical data milestones that include initial results from our single-agent NKX101 Phase 1 clinical trial in the first half of 2022 as well as initial results from our single-agent NKX019 Phase 1 clinical trial in 2022. Nkarta continues to make excellent progress in advancing our pipeline of groundbreaking therapies for cancer patients with limited treatment options.”

Anticipated Clinical Milestones

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NKX101 - As previously announced, Nkarta plans to present initial clinical data from its ongoing clinical trial of NKX101 as monotherapy in patients with relapsed/refractory AML and higher-risk MDS in the first half of 2022.

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NKX019 - As previously announced, Nkarta plans to present initial clinical data from its ongoing clinical trial of NKX019 as monotherapy in patients with advanced B cell malignancies in 2022.

2021 and Recent Operational Highlights

NKX101

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In February 2022, Nkarta filed a protocol amendment with the U.S. Food and Drug Administration (FDA) for the ongoing Phase 1 clinical trial of NKX101 to optimize the study design for maximum benefit and flexibility as the company prepares for potential dose expansion cohorts. The amended protocol allows for a higher dose of cyclophosphamide for lymphodepletion, enrollment of patients who have received as few as 1 to 2 prior lines of therapy, and increased dosing of NKX101.

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In December 2021, NKX101 received orphan drug designation (ODD) for the treatment of acute AML from the FDA. The FDA grants ODD to drugs defined as those intended for the treatment, diagnosis or prevention of rare diseases that affect fewer than 200,000 people in the United States. ODD may qualify the company developing the drug for certain development incentives, including tax credits for qualified clinical testing, prescription drug user fee exemptions, and seven-year marketing exclusivity upon FDA approval.

NKX019

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In January 2022, Nkarta filed a protocol amendment with the FDA for the ongoing Phase 1 clinical trial of NKX019 to optimize the study design for maximum benefit and flexibility as the company prepares for potential dose expansion cohorts. The amended protocol allows for administration of a consolidation cycle of NKX019 to patients following a complete response to NKX019, and increased dosing of NKX019.

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In October 2021, Nkarta announced the dosing of the first patients in the international Phase 1 clinical trial evaluating NKX019 in CD19+ advanced B cell malignancies.

Pipeline and Platform

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In November 2021, Nkarta presented preclinical data from its engineered NK cell platform in four posters at the annual meeting of the Society for Immunotherapy of Cancer (SITC). The posters included data on CRISPR/Cas9 genome engineering of NK cells (jointly presented with CRISPR Therapeutics), engineered NK cells containing CISH gene knock-out and CD70 chimeric antigen receptor (CAR) targeting (jointly presented with CRISPR Therapeutics), donor selection in next generation NK cell development programs and novel methods for scaling the expansion of engineered NK cells to potentially supply a life cycle’s worth of commercial off-the-shelf product from a single donor.

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In May 2021, Nkarta and CRISPR Therapeutics announced a research and development collaboration to co-develop and co-commercialize two genome engineered NK cell product candidates, one targeting CD70, and a product candidate combining NK cells and T cells (NK+T). The collaboration also gives Nkarta a license to CRISPR/Cas9 gene editing technology for use in its own engineered NK cell therapy products.

Manufacturing

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In October 2021, Nkarta announced that it is producing clinical supply of NKX019 at its in-house cGMP clinical manufacturing facility in South San Francisco, California.

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In July 2021, Nkarta entered a lease agreement to establish a new 88,000 square foot combined manufacturing facility and company headquarters. Once operational, the manufacturing facility will increase Nkarta’s manufacturing footprint with capacity to produce materials for potential pivotal trials and commercial launch of Nkarta’s engineered NK cell therapy products.

Fourth Quarter and Full Year 2021 Financial Highlights

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Cash and Cash Equivalents: As of December 31, 2021, Nkarta had cash, cash equivalents, restricted cash and short-term investments of $240.2 million.

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R&D Expenses: Research and development (R&D) expenses were $63.4 million for the full year 2021 and $17.3 million for the fourth quarter of 2021. Non-cash stock-based compensation expense included in R&D expense was $6.7 million for the full year 2021 and $1.7 million for the fourth quarter of 2021.

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G&A Expenses: General and administrative (G&A) expenses were $23.0 million for the full year 2021 and $5.6 million for the fourth quarter of 2021. Non-cash stock-based compensation expense included in G&A expense was $7.7 million for the full year 2021 and $2.0 million for the fourth quarter of 2021.

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Net Loss. Net loss was $86.1 million, or $2.62 per basic and diluted share, for the full year 2021. This net loss includes non-cash charges of $16.5 million that consisted primarily of share-based compensation of $14.5 million. Net loss was $22.8 million, or $0.69 per basic and diluted share, for the fourth quarter of 2021.

Financial Guidance

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Nkarta expects its current cash and cash equivalents will be sufficient to fund its current operating plan into at least the second half of 2023.

About NKX101

NKX101 is an allogeneic and off-the-shelf natural killer (NK) cell immunotherapy candidate that builds on the innate anti-cancer biology of NK cells and their positive safety profile. Using NK cells selected from healthy donors, NKX101 is engineered to express a chimeric antigen receptor (CAR) targeting NKG2D ligands on tumor cells and a proprietary membrane-bound form of interleukin 15 (IL-15) to augment the activity of the NK cells. NKG2D, a key activating receptor found on naturally occurring NK cells, induces a cell-killing immune response through the detection of stress ligands that are widely expressed on cancer cells. To learn more about the NKX101 clinical trial in adults with acute myeloid leukemia (AML) or myelodysplastic syndromes (MDS), please visit ClinicalTrials.gov, identifier NCT04623944.

About the NKX101-101 Clinical Trial

The NKX101-101 clinical trial is a Phase 1, multi-center, open-label, sequential dose-finding and dose-expansion study to evaluate the safety and anti-tumor activity of NKX101 as a multi-dose, multi-cycle therapy. Patients with relapsed or refractory acute myeloid leukemia (AML) or higher-risk myelodysplastic syndromes (MDS) will be enrolled in the dose-finding portion of the study followed by disease specific expansion cohorts including a combination cohort. Additional information is available on ClinicalTrials.gov, identifier NCT04623944.

About NKX019

NKX019 is an allogeneic and off-the-shelf natural killer (NK) cell immunotherapy candidate that builds on the innate anti-cancer biology of NK cells and their positive safety profile. Using NK cells selected from healthy donors, NKX019 is engineered to express a chimeric antigen receptor (CAR) targeting the B-cell antigen CD19 and a proprietary membrane-bound form of interleukin 15 (IL-15) to augment the activity of the NK cells. CD19 is a biomarker for normal and malignant B cells, and it is a validated target for B cell cancer therapies. To learn more about the clinical trial of NKX019 in advanced B cell malignancies, please visit ClinicalTrials.gov, identifier NCT05020678.

About the NKX019-101 Clinical Trial
The NKX019-101 clinical trial is a Phase 1, multi-center, open-label, sequential dose-finding and dose-expansion study to evaluate the safety and anti-tumor activity of NKX019 as a multi-dose, multi-cycle therapy. Patients with CAR T naïve relapsed/refractory non-Hodgkin lymphoma (NHL), chronic lymphocytic leukemia (CLL) or B-cell acute lymphoblastic leukemia (B-ALL) will be enrolled in the dose-finding portion of the study, followed by disease specific expansion cohorts that also include CAR T exposed patients. To learn more about the clinical trial of NKX019 in advanced B cell malignancies, please visit ClinicalTrials.gov, identifier NCT05020678.

About Nkarta

Nkarta is a clinical-stage biotechnology company advancing the development of allogeneic, off-the-shelf natural killer (NK) cell immunotherapies for cancer patients. By combining its cell expansion and cryopreservation platform with proprietary cell engineering technologies and CRISPR-based genome engineering capabilities, Nkarta is building a pipeline of future cell therapies engineered for deep anti-tumor activity and intended for broad access in the outpatient treatment setting. For more information, please visit the company’s website at www.nkartatx.com.

Cautionary Note on Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would,” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning Nkarta’s expectations regarding any or all of the following: Nkarta’s ability to continue to build and advance its pipeline of clinical and preclinical product candidates; the timing of release of initial NKX019 and NKX101 clinical trial data; the safety profile of NKX019 and NKX101; the timing of the dose expansion cohorts in the NKX101 clinical trial; Nkarta’s future manufacturing capabilities; the ability of Nkarta’s technology to augment the anti-tumor activity of NK cells and enable broad access; the potential development incentives due to receiving ODD for NKX101 in AML; the benefits and flexibility of the amended study designs for the NKX101 and NKX019 clinical trials; and Nkarta’s expected cash runway. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Nkarta’s limited operating history and historical losses; Nkarta’s lack of any products approved for sale and its ability to achieve profitability; Nkarta’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Nkarta’s dependence on the success of its co-lead product candidates, NKX101 and NKX019; that Nkarta may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Nkarta’s ability to obtain, maintain and protect its intellectual property; Nkarta’s dependence on third parties in connection with manufacturing, clinical trials, and pre-clinical studies; the complexity of the manufacturing process for CAR NK cell therapies; and risks relating to the impact on Nkarta’s business of the COVID-19 pandemic or similar public health crises.

These and other risks are described more fully in Nkarta’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Nkarta’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the SEC on November 10, 2021, and Nkarta’s other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Nkarta undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Nkarta, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Operating expenses
Research and development	17,301	11,270	63,412	36,220
General and administrative	5,586	6,728	23,017	15,288
Total operating expenses	22,887	17,998	86,429	51,508
Loss from operations	(22,887)	(17,998)	(86,429)	(51,508)
Other income (expense), net:
Change in fair value of preferred stock purchase right liability	—	—	—	(40,163)
Interest income	74	99	370	313
Other income (expense), net	(1)	2	(16)	(3)
Total other income (expense), net	73	101	354	(39,853)
Net loss	$(22,814)	$(17,897)	$(86,075)	$(91,361)

Net loss per share, basic and diluted	$(0.69)	$(0.55)	$(2.62)	$(5.44)
Weighted average shares used to compute net loss per share, basic and diluted	32,954,965	32,611,697	32,856,883	16,806,262

Nkarta, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	December 31,
	2021	2020
Assets
Cash, cash equivalents, restricted cash and short-term investments	$240,186	$315,326
Property and equipment, net	12,856	9,350
Operating lease right-of-use assets	11,678	8,505
Other assets	9,183	4,469
Total assets	$273,903	$337,650
Liabilities and stockholders' equity
Accounts payable, accrued and other liabilities	$10,477	$7,511
Operating lease liabilities	12,459	8,919
Total liabilities	22,936	16,430
Stockholders’ equity	250,967	321,220
Total liabilities and stockholders' equity	$273,903	$337,650

Nkarta Media/Investor Contact:

Greg Mann

Nkarta, Inc.

gmann@nkartatx.com